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                                                         SEC FILE NUMBER
                                                          333-70526
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                                                         CUSIP NUMBER

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check one): |_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB
             |_| Form N-SAR  |_| Form N-CSR

        For Period Ended: June 30, 2005

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

        For the Transition Period Ended:______________________________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                     PART I -- REGISTRANT INFORMATION

                            Mac FilmWorks, Inc.
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                          Full Name of Registrant

                              Not applicable.
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                         Former Name if Applicable

                      9464 Mansfield Road, Suite A-1
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         Address of Principal Executive Office (Street and Number)

                        Shreveport, Louisiana 71118
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                         City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

    (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
|X| portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Additional time is required to filing the quarterly report on Form 10-QSB for the quarter ended June 30, 2005, due to the Registrant's delay in completion of the financial statements. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The Form 10-QSB will be filed as soon as practicable and within the 5 day extension period.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Peter Talosig, counsel            713                 209-2918
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              (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
     filed? If answer is no, identify report(s).     Yes  |X|   No |_|

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                       Yes |_|    No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Mac FilmWorks, Inc.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   August 12, 2005                     By:  /s/ Jim McCullough
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--------------------------------ATTENTION-------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).
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